Exhibit 4.1

This Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the provisions of any applicable state securities laws, but has been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the Securities Act, and under any applicable state securities laws. This Note may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the Securities Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of this Note. This note is exempt from registration under section 4(2) of the Securities Act.

DPW HOLDINGS, INC.

February 5, 2020	$1,000,000

8% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, DPW Holdings, Inc., a Delaware corporation maintaining an address at 201 Shipyard Way, Suite E, Newport Beach, CA 92663 (the “Company”), for value received, hereby promises to pay to the order of Ault & Company, Inc., a Delaware corporation, with a mailing address at 200 Sandpointe Drive, Suite 500, Santa Ana, CA 92707, or its registered assign(s) (the “Holder”), the principal sum of One Million Dollars ($1,000,000) or any portion then outstanding at the Maturity Date, with principal and interest payable as set forth below.

1.	Payments; Prepayment.

(a)       Payments. This convertible promissory note (this “Note”) is issued on the date hereof (the “Closing Date”). Interest payable on the outstanding principal of this Note shall accrue from the Closing Date at a rate equal to eight percent (8%) and be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months. Except as provided elsewhere in this Section 1, the principal and accrued but unpaid interest of this Note (collectively, the “Principal”) shall be payable on or before August 5, 2020 (the “Maturity Date”). On the first business day following the Maturity Date, sent by overnight courier or registered mail, the Holder shall receive payment of the outstanding Principal. All payments in respect of the Principal shall be made in cash in U.S. dollars and in immediately available funds.

(b)       Voluntary Prepayment. The Principal amount of this Note may be prepaid by the Company, in whole or in part, without penalty, at any time. Upon any prepayment of a portion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note which shall not have been paid.

2.            Conversion into Common Stock. Upon receipt of stockholder approval at a special meeting thereof, as required by Rule 713(a)(ii) of the NYSE Company Guide, and subsequently, authorization from the NYSE American (collectively, the “Required Approvals”), this Note shall be convertible into validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)       Voluntary Conversion. Subject to and upon compliance with the provisions of Sections 2(c) through 2(e) of this Note, commencing on the date that the Required Approvals are obtained, the Holder shall have the right, at its option, to convert all or a part of the outstanding Principal into such number of shares of Common Stock equal to the result of dividing the Principal amount of this Note to be converted by $1.45 per share, subject to adjustments for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the Common Stock (the “Conversion Price”).

(b)       Reduction of Principal. The Principal due hereunder shall automatically be reduced by the amount of Principal that has previously been converted pursuant to Section 2(a) hereof. For purposes of the calculation of interest payable on this Note, such reduction of Principal shall be deemed to have occurred as of the date of such conversion.

(c)       Conversion Mechanics. In order to exercise its voluntary conversion rights pursuant to Section 2 of this Note, the Holder shall deliver a written notice of election to convert sent by overnight courier or registered mail (the “Conversion Notice”) setting forth the amount of Principal the Holder is electing to convert, duly completed and signed, to the Company. Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day following the date that the Conversion Notice is sent to the Company (the “Conversion Date”), and the Holder shall be deemed to have become the holder of record of the shares of Common Stock at such time and on such date.

(d)       Delivery of Certificate(s). As promptly as practicable after delivery by the Holder of the Conversion Notice and in any event within two (2) business days after such delivery, the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock. In the event that less than the total Principal together with any accrued but unpaid interest thereon remaining under this Note is converted pursuant to this Section 2, the Company shall, simultaneously with the issuance of certificates for the shares of Common Stock issuable upon conversion of all or part of this Note, cause the Company to issue and deliver to the Holder (or in accordance with the instructions of the Holder) a new Note for the balance of the Principal not so converted. All shares of Common Stock delivered upon conversion of all or part of this Note will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(e)       Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of all or part of this Note. Any fractional interest in a share of Common Stock resulting from conversion of all or part of this Note shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price on the date of such conversion.

3.	Covenants of Company

The Company covenants and agrees that, so long as any principal of this Note shall remain unpaid, unless the Holder shall otherwise consent in writing, it will comply with the following terms:

(a)        Compliance with Laws. The Company will comply, in all material respects with all applicable laws, rules, regulations and orders, except to the extent that noncompliance would not have a material adverse effect upon the business, operations or financial condition of the Company taken as a whole.

(b)       Preservation of Existence. The Company will maintain and preserve, and cause each subsidiary, if any, to maintain and preserve, its existence, and become or remain duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations or financial condition of the Company, taken as a whole.

(c)       Maintenance of Properties. The Company will maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any forfeiture or material loss thereof or thereunder.

(d)       Keeping of Records and Books of Account. The Company will keep adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles, reflecting all of its financial and other business transactions.

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4.	Events of Default and Remedies

(a)       Any one or more of the following events which shall have occurred and be continuing shall constitute an event of default (“Event of Default”):

(i) The Company or any subsidiary (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for such the Company or any subsidiary or for any substantial part of its property, or shall consent to the commencement against it of such a proceeding or case, or shall file an answer in any such case or proceeding commenced against it consenting to or acquiescing in the commencement of such case or proceeding, or shall consent to or acquiesce in the appointment of such a receiver, trustee, custodian or similar official; (B) shall be unable to pay its debts as such debts become due, or shall admit in writing its inability to apply its debts generally; (C) shall make a general assignment for the benefit of creditors; or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection 4(a)(i);

(ii) Any proceeding shall be instituted against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property, and either such proceeding shall not have been dismissed or shall not have been stayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

(iii) The Company shall fail to pay the any part of the Principal when due hereunder, subject to a cure period of ten (10) business days.

(b)       If an Event of Default described above has occurred, then the Holder may, without further notice to the Company, declare the principal amount of this Note at the time outstanding, and all other amounts payable under this Note to be forthwith due and payable, whereupon such principal and all such amounts shall become and be forthwith due and payable.

(c)       The Company covenants that in case the Principal of the Note becomes due and payable by declaration or otherwise, then the Company will pay in cash to the Holder of this Note, the whole amount that then shall have become due and payable on this Note. In case the Company shall fail forthwith to pay such amount, the Holder may commence an action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree against Company or other obligor upon this Note, wherever situated, the monies adjudicated or decreed to be payable.

(d)       If any repayment to be made hereunder, whether interest, Principal or both, shall not be paid within thirty (30) days after the same shall be due, then in addition to interest and without limiting the Holder’s rights by reason of such default (an “Event of Default”), there shall be paid as liquidated damages, upon written notice, five (5%) percent of such repayment or installment to cover the extra expense in handling delinquent payments.

5.	Miscellaneous

(a)       This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

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(b)       The Company may consider and treat the party in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. Subject to the limitations herein stated, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owners shall take place upon presentation of this Note to the Company at its principal offices, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

(c)       Payments of Principal shall be made as specified above to the registered owner of this Note.

(d)       Except in its capacity as a holder of shares of Common Stock, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, whether at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

(e)       Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver a new Note of like tenor and date.

(f)       This Note shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and the Holder hereby consent to the jurisdiction of the Courts of the State of New York and the United States District Courts situated therein in connection with any action concerning the provisions of this Note instituted by the Holder against the Company.

(g)       No provision of this Note may be waived or amended, except in a written instrument signed, in the case of an amendment, by the Company and the Holder, or in the case of a waiver, by the Holder.

(h)       The Company hereby covenants and agrees that the Company will not avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(i)       No remedy conferred in this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise. Nothing contained in this Note shall be construed to extend any payment date or the Maturity Date or require any notice for payment on the Maturity Date or any other payment date.

(j)       If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officers.

DPW HOLDINGS, INC.

By:	/s/ William B. Horne
William B. Horne
Chief Financial Officer

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